Exhibit 2.1

Pursuant to Item 601(b)(10)(iv) of Regulation S-K, certain confidential information (indicated by [***]) has been omitted from this Exhibit 2.1 because it (i) is not material and (ii) is the type of information that the registrant both customarily and actually treats as private or confidential.

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (this “Agreement”) is entered into effective September 29, 2026 (the “Effective Date”), by and between Inogen, Inc., a Delaware corporation (the “Seller”), and Rotech Healthcare Inc., a Delaware corporation (“Buyer”). Seller and Buyer are sometimes individually referred to herein as a “Party” and collectively as the “Parties”.

RECITALS

WHEREAS, as part of its businesses, Seller is engaged in the business of leasing portable and stationary oxygen concentrators and related supplies and accessories, to patients as part of a durable medical equipment business for home respiratory therapy through Medicare, Medicaid, or other private insurance payor processes in the United States of America (the “Business”);

WHEREAS, Seller desires to sell, transfer, assign and deliver to Buyer, and Buyer desires to purchase and acquire from Seller, substantially all of the assets used or held for use, solely in the operation of the Business, upon the terms and subject to the conditions set forth in this Agreement.

AGREEMENT

In consideration of the Recitals which are made a contractual part of this Agreement, the respective representations, warranties, covenants and agreements herein contained, the execution and delivery of this Agreement, the performance of the obligations hereunder, Ten Dollars and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.01. Definitions. In addition to the terms defined throughout this Agreement, the terms defined in Exhibit 1.01 shall, for all purposes of this Agreement, have the meanings therein specified.

ARTICLE II

TRANSFER OF ASSETS AND ASSUMPTION OF CERTAIN LIABILITIES

Section 2.01. Purchase of Assets. Subject to the terms and conditions set forth in this Agreement, Seller shall transfer, sell and assign to Buyer, and Buyer shall purchase and acquire from Seller, the Business and the following assets of the Business on the Closing Date (collectively, the “Transferred Assets”):

(a)
All of the On-Rent Inventory used or usable by patients serviced by the Business, as set forth on Schedule 2.01(a) attached hereto;
(b)
All of the On-Hand Inventory as set forth on Schedule 2.01(b) attached hereto; and

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(c)
All patient related records with respect to products or services provided by the Business; and records related to clinically active patient lists (the “Patient Records”).

Section 2.02. Excluded Assets. The Transferred Assets shall not include the following (collectively, the “Excluded Assets”):

(a)
Seller’s corporate records (e.g., minute books, articles of organization, operating agreement or stock ledgers);
(b)
Seller’s rights under this Agreement or any documents delivered pursuant to this Agreement;
(c)
cash and cash equivalents;
(d)
any income Tax assets and attributes of Seller (including net operating losses, Tax credits, and other similar items), and any rights to receive refunds or reductions of income Taxes of Seller with respect to any period (or portion thereof) ending on or prior to the Closing Date;
(e)
employee retention credits arising from employment Taxes paid by Seller prior to the Closing;
(f)
Seller’s employee benefit plans and any assets relating thereto;
(g)
All accounts receivable of the Business;
(h)
all Contracts of Seller;
(i)
bank accounts of Seller;
(j)
all Intellectual Property of Seller;
(k)
all insurance policies and insurance proceeds which Seller or any of its Affiliates has a right to receive as of Closing and that relate to events, circumstances or occurrences prior to the Closing;
(l)
all assets used in relation to any business of Seller other than the Business;
(m)
any membership interests, capital stock, units or other ownership interests of a third party, subsidiary or Affiliate of Seller which is owned or held by Seller; and
(n)
any other assets specifically identified as excluded in this Agreement.

Section 2.03. Assumed Liabilities. In connection with the purchase by Buyer of the Transferred Assets at the Closing, effective as of the Closing, Buyer shall assume and thereafter pay, perform and discharge the following Liabilities (the “Assumed Liabilities”):

(a)
all Liabilities of Seller arising out of or resulting from the conduct, operation and ownership of the Business or the Transferred Assets on or after the Closing;

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(b)
all Liabilities relating to transferred employees of the Business arising after the Closing; and
(c)
all Liabilities for any Taxes imposed with respect to the Transferred Assets or any income or gains derived with respect thereto for any period commencing on or after the Closing.

Section 2.04. Retained Liabilities. Notwithstanding anything herein to the contrary, Buyer shall not assume the following Liabilities of Seller, whether arising before or after closing, which Liability shall be retained by and remain obligations of Seller (collectively, the “Retained Liabilities”):

(a)
all Liabilities of Seller that are not Assumed Liabilities;
(b)
all Liabilities for any Taxes of Seller or any Affiliate of Seller, including any sales, use or similar Taxes that Seller or any Affiliate of Seller is required to collect or remit to any taxing authority relative to the Business conducted prior to the Closing Date;
(c)
all Liabilities pertaining to any Excluded Asset;
(d)
all Liabilities relating to, resulting from, or arising out of, any non-Business operation of Seller or any former operation of the Business that has been discontinued or disposed of prior to the Closing Date;
(e)
all indebtedness of Seller;
(f)
sponsorship of, and Liabilities under or relating to, all benefit plans of Seller;
(g)
all Seller Transaction Expenses;
(h)
any Liabilities relating to any breach of or default under, any assumed contract prior to the Closing Date; and
(i)
all Liabilities resulting from or relating to any and all third-party payor’s (including without limitation Medicare and Medicaid) recoupments or recovery of overpayments for services provided by Seller prior to the Closing Date.

ARTICLE III

PURCHASE PRICE

Section 3.01. Payment for the Business. The aggregate consideration to be paid by Buyer to Seller for the Transferred Assets (the “Purchase Price”) shall be approximately Twenty-Four Million, Eight Hundred Thirteen Thousand, Four Hundred Forty Dollars ($24,813,440), which amount is based upon a census of On-Rent Inventory and On-Hand Inventory and calculated in accordance with the per-unit pricing set forth in Schedule 3.01 (the “Per-Unit Pricing”) and the Administrative Fee calculated in accordance with Section 3.03 and Schedule 3.01 (“Administrative Fee”). The Purchase Price shall be paid in six (6) installments (each, an “Installment Payment”) by wire transfer of immediately available funds as follows: (a) [***]

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($[***]) on [***] (the “First Installment”); (b) [***] ($[***]) on [***] (the “Second Installment”); (c) [***] ($[***]) on [***] (the “Third Installment”); and (d) the balance of the Purchase Price, as finally determined pursuant to the inventory reconciliation described in Section 3.03(a), in three (3) additional Installment Payments on [***] and set forth in Schedule 3.01. The amount of the Administrative fee is contingent upon[***]. Buyer may deduct from the Installment Payments[***], provided that (i) Buyer delivers written notice to Seller at least [***]business days prior to the applicable Installment Payment date specifying the basis for and amount of the proposed deduction, (ii) the amount to be deducted, if disputed by Seller, will be subject to final determination pursuant to Section 3.03(d) or Section 13.03(d), and (iii) Buyer timely pays the full undisputed portion of each Installment Payment regardless of any pending dispute. The Purchase Price and all Installment Payments are subject to full and final inventory reconciliation as set forth in Section 3.03(a).

Section 3.02. Allocation of Purchase Price. Seller and Buyer agree to the allocation of the Purchase Price as set forth in an agreed schedule prior to the Closing Date. No party shall take, on its federal or state income tax return, before any Governmental Authority, or in any judicial proceeding, a position which is inconsistent with such allocation. Seller and Buyer covenant and agree to timely file all associated forms (i.e., IRS Form 8594) with the appropriate tax returns consistent with the agreed upon allocation.

Section 3.03. Purchase Price Adjustments and Reconciliation.

(a)
Inventory Reconciliation. The Purchase Price has been calculated based upon estimated unit counts of On-Rent Inventory and On-Hand Inventory and the per unit pricing and the scaled Administrative Fee set forth in Schedule 3.01. During the six-month period following the Closing Date, the Buyer will provide bi-weekly updates to Seller on the Patient Records and the transfer of the Transferred Assets. At the end of such period, the Parties shall conduct a full and final reconciliation of all Transferred Assets based on the per-unit pricing and Administrative Fee to determine the final Purchase Price (the “Final Purchase Price”). Any amounts previously paid by Buyer in the Installment Payments in excess of the Final Purchase Price shall be credited against future Installment Payments or, if no future Installment Payments remain, refunded by Seller within thirty (30) days of the determination of the Final Purchase Price. Any shortfall between amounts previously paid and the Final Purchase Price shall be added to the remaining Installment Payments or paid within thirty (30) days of the determination if there are no remaining Installment Payments.
(b)
Complete Patient File Requirement. Payment of the Administrative Fee is contingent upon Seller delivering to Buyer a Complete Patient Record for the applicable patient. For purposes of this Agreement, “Complete Patient Record” means current customer and patient records held by the Business relative to the On-Rent Inventory that are Properly Billable, whether in paper or electronic medium, including, but not limited to, medical documentation (including physician notes, patient charts, or other records), certificates of medical necessity, physician orders, delivery tickets and receipts, face-to-face notes (if applicable), insurance coverage information, verification and authorization, and all related documentation. “Properly Billable” means that the submission of a claim for reimbursement to Medicare, Medicaid, or another applicable public or private health insurance payor will satisfy all legal, regulatory, and contractual

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guidelines and requirements (whether substantive, procedural, or technical), including establishment of medical necessity and proof of delivery, and will be fully eligible for reimbursement. Seller shall deliver all Complete Patient Records within forty-five (45) days following the Closing Date (or provide Buyer with access so they can also pull records to help achieve faster results).

(c)
Per-Unit Pricing. The Per-Unit Pricing for the Transferred Assets shall be as set forth in Schedule 3.01.
(d)
Dispute Resolution. Any dispute regarding the inventory reconciliation or an adjustment to an Installment Payment under this Section 3.03 shall be resolved by a nationally recognized independent accounting firm mutually selected by the Parties, whose determination shall be final and binding. The fees and expenses of such firm shall be borne equally by the Parties.
(e)
Anti-Kickback Compliance. The Parties acknowledge that no adjustment under this Section 3.03 is or will be determined in a manner that takes into account the volume or value of any referrals or other business generated between the Parties. The Parties further acknowledge and agree that the Installment Payments and any adjustments thereto represent fair market value for the assets being acquired and are not conditioned on, or intended to compensate for, any past or future referral arrangement or other business generated between the Parties. The Parties shall obtain, prior to or concurrent with the execution of this Agreement, an independent third-party fair market value opinion addressing the Purchase Price allocation and confirming that the Installment Payment adjustment mechanisms reflect asset value rather than referral value. The Parties shall structure the Installment Payment adjustments to comply, to the greatest extent practicable, with an applicable safe harbor under the Anti-Kickback Statute (42 U.S.C. § 1320a-7b(b)) and the regulations thereunder (42 C.F.R. § 1001.952), including the requirement that aggregate compensation be set in advance, consistent with fair market value, and not determined in a manner that takes into account the volume or value of referrals. Neither Party’s performance under this Agreement (or any related agreement) shall be a factor in calculating any adjustment to the Installment Payments.

ARTICLE IV

REPRESENTATIONS, WARRANTIES OF SELLER

Seller represents, warrants and covenants to Buyer, as of the Effective Date and the Closing Date, as follows:

Section 4.01. Organization and Authorization. Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and has all requisite corporate power and authority to own and operate the Business and its assets and to perform the actions contemplated by this Agreement. Seller is duly qualified to transact business and is in good standing in every other jurisdiction in which the failure to so qualify would have a material and adverse effect on the business and properties of Seller.

Section 4.02. Authority and Validity of Contemplated Transactions. Seller has full corporate power and lawful authority to execute and deliver this Agreement and to consummate and perform the transactions contemplated hereby. All action on the part of Seller necessary for

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the execution and delivery of this Agreement has been taken. All reports and returns required or able to be filed by Seller prior to the Closing Date with any Governmental Authority with respect to this transaction have been properly filed. Neither the execution and delivery of this Agreement nor the performance of its terms will contravene or violate (a) any law, ordinance, or governmental rule or regulation to which Seller is subject, (b) any judgment, order, writ, injunction or decree of any court or of any Governmental Authority which is applicable to Seller, or (c) any licenses held by Seller; nor will such execution, delivery or performance violate, be in conflict with, or result in the breach (with or without the giving of notice or lapse of time, or both) of any term, condition or provision of any instrument, indenture, Contract, lease, agreement or other document or understanding, oral or written, to which Seller is or any material portion of the Transferred Assets is subject.

Section 4.03. No Litigation and Compliance. There are no material lawsuits, claims, suits, proceedings or investigations pending or, to the Knowledge of Seller, threatened, against or affecting Seller or the Business that has or might reasonably be expected to have an effect on, the Transferred Assets (or the use, operation or value thereof) or the ability to perform this Agreement or any other aspect of the subject transaction.

Section 4.04. Title to Assets. Seller is the sole and exclusive legal and equitable owner of, and has good and indefeasible title to, the Transferred Assets and the Business, free and clear of liens, security interests, claims, charges, imperfections of title, obligations, restrictions, or encumbrances of any kind or nature whatsoever. Buyer will acquire the Transferred Assets free and clear of all liens, security interests, claims, charges, imperfections of title, obligations, restrictions, or encumbrances of any kind or nature.

Section 4.05. Inventory. Schedules 2.01(a) and 2.01(b) contain a true and complete list of all On-Rent Inventory and On-Hand Inventory, respectively, owned by Seller. All On-Hand and On-Rent Inventory is of a quality and quantity currently usable in the ordinary course of the Business.

Section 4.06. Consents and Approvals. No consent, approval, or authorization of or designation, declaration, or filing with any Governmental Authority or other Person is required on the part of Seller in connection with the execution, delivery or performance of this Agreement, the transfer of the Transferred Assets, or the consummation of the transactions contemplated hereby.

Section 4.07. Compliance with Laws. The Business has been, since January 1, 2024, and is currently being, conducted in compliance with all applicable Laws, including, without limitation, (i) the False Claims Act, 31 U.S.C. §§ 3729 et seq., (ii) the Civil Monetary Penalties Law, 42 U.S.C. § 1320a-7a, (iii) federal and state anti-kickback statutes, including 42 U.S.C. § 1320a-7b, (iv) federal and state self-referral laws, including 42 U.S.C. § 1395nn, (v) HIPAA, and (vi) all applicable Medicare and Medicaid statutes, regulations, and guidelines, except for failure to comply that would not have a Material Adverse Change. All billing practices of Seller with respect to all third-party payors, including Medicare, Medicaid, and public and private insurance companies, are and have been in material compliance with all applicable laws, regulations, rules, guidance, contracts and policies of such third-party payors. Seller has not received any written

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notice alleging any violation under any applicable Law in connection with the Business.

Section 4.08. Employee Records and Contracts. Prior to Closing, Seller shall provide to Buyer a list of all employees of the Business who are available for potential employment by Buyer or are being employed by Seller, including those currently performing temporary services to Seller’s clients at the clients’ locations, the name, address, and the rate of compensation currently in effect for each such employee.

Section 4.09. Insurance. Seller is, and has been at all times during the operation of the Business, insured with reputable insurers against all risks involving the Business normally insured against by companies in similar lines of business. All of the insurance policies and bonds maintained by Seller are in full force and effect and Seller is not in default thereunder. Seller has not received any notice or other indication from any insurer of any intent to cancel or not renew any of such insurance policies.

Section 4.10. Finder or Broker. Seller has no obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which Buyer could become liable or obligated or for which Seller could be liable or obligated subsequent to the Closing Date.

Section 4.11. Disclosure. No representation or warranty made by Seller in this Agreement or information in any Schedule, Exhibit or related document furnished by Seller to Buyer in connection with Buyer’s investigation into the Business or in connection with this Agreement contains any untrue statement of material fact or omits to state any material fact necessary in order to make the statements contained herein or therein, in light of the circumstances in which they are made, not misleading.

ARTICLE V

REPRESENTATIONS, WARRANTIES OF BUYER

Buyer hereby represents and warrants to Seller, as of the Effective Date and Closing Date, as follows:

Section 5.01. Organization and Authorization. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and has all requisite corporate power and authority to enter into and perform its obligations under this Agreement and under any other agreements, instruments or documents to be entered into by it pursuant to or in connection with this Agreement. The execution, delivery and performance of this Agreement by Buyer has been duly authorized by all requisite corporate action, and this Agreement is a valid and legally binding obligation of Buyer, enforceable in accordance with its terms.

Section 5.02. No Violation. Neither the execution and delivery of this Agreement nor the carrying out of the transactions contemplated hereby will result in any violation, termination or modification of, or result in a breach of or constitute a default (or with notice or lapse of time or both would become a default), or give to others any rights, under the terms of any contract, instrument or other agreement to which Buyer is a party or by which Buyer is bound or affected.

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Section 5.03. Consents and Approvals. No consent, approval, or authorization of or designation, declaration, or filing with any Governmental Authority is required on the part of Buyer in connection with the execution, delivery or performance of this Agreement, the transfer of the Transferred Assets, or the consummation of the transactions contemplated hereby.

Section 5.04. Litigation. There is no litigation currently pending or, to Buyer’s Knowledge, threatened against Buyer that Buyer expects to cause a Material Adverse Change with respect to Buyer.

Section 5.05. Finder or Broker. Buyer has no obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which Seller could become liable or obligated or for which Buyer could be liable or obligated subsequent to the Closing Date.

Section 5.06. Non-Reliance. Buyer agrees that it has conducted to its own satisfaction its own independent investigation and verification of the financial condition, results of operations, assets, Liabilities, properties and projected operations of the Business. Except for the representations and warranties expressly set forth in ARTICLE IV, as modified by the corresponding schedules attached hereto, neither the Seller nor any of its Affiliates or any of their respective equity holders or representatives has made or is making, and Buyer has not relied upon and is not relying upon, any other representations or warranties, promises, covenants, agreements or guaranties of any nature, oral or written.

Section 5.07. Financial Capability. Buyer has, and will have at the time of each Installment Payment, sufficient cash, available lines of credit or other sources of immediately available funds to enable it to pay the Purchase Price and all other amounts payable by Buyer hereunder and to consummate the transactions contemplated by this Agreement. Buyer is not insolvent and will not be rendered insolvent by the consummation of the transactions contemplated hereby. There are no bankruptcy, reorganization, insolvency, or similar proceedings pending or, to Buyer’s Knowledge, threatened against Buyer.

ARTICLE VI

COVENANTS OF SELLER

Section 6.01. Seller covenants that it shall, from the Effective Date and through the time of Closing:

(a)
Compliance with Laws. Comply in all material respects with all governmental laws, rules, and regulations applicable to the conduct of the Business.
(b)
Conduct in Normal Course. Conduct the Business solely in the ordinary and normal course.
(c)
No Transfer. Not transfer or suffer the transfer of any of the Transferred Assets other than in the ordinary course of the Business, consistent with past practice.

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(d)
No Liens. Keep the Business and the Transferred Assets free of any security interest, liens, charges, and encumbrances, other than existing liens.
(e)
Maintenance of Assets. Maintain the Transferred Assets in good working order, reasonable wear and tear excepted.
(f)
Employee Plans. Not increase, amend or otherwise modify any plan of Seller for the benefit of employees, officers and directors.

Section 6.02. Confidentiality. Prior to and after the Effective Date, Seller shall not, and shall use its commercially reasonable efforts to cause Seller’s employees, officers, directors, shareholders, members, and contractors not to: (a) use, publish or disclose to any third party any confidential or proprietary information comprising part of the Transferred Assets; or (b) use, publish or disclose any confidential information concerning Buyer which was received in connection with the transactions contemplated herein; provided, however, that the foregoing restrictions shall not apply to information: (i) included that initially became known to Seller without a confidentiality restriction; (ii) that is or thereafter becomes lawfully obtainable from other sources not under a confidentiality restriction; (iii) that is necessary to enforce Seller’s rights under or defend against a claim asserted under this or any other agreement with Buyer or any agreement with a third party; (iv) that is necessary or appropriate to disclose to any Governmental Authority having jurisdiction over Seller or as otherwise required by law; or (v) that is necessary to satisfy Seller’s obligations under this Agreement.

Section 6.03. Consents and Approvals. Prior to and after the Closing, Seller shall cooperate with Buyer in obtaining all consents, approvals and authorizations of all Persons which are required in order to satisfy Buyer’s conditions of Closing and to consummate the transactions contemplated hereby and make all filings with and give all notices to third parties which may be necessary or reasonably required in order to consummate the transactions contemplated hereby.

ARTICLE VII

BUYER’S CONDITIONS OF CLOSING

Section 7.01. Conditions. The obligations of Buyer hereunder are subject to the satisfaction of all of the following conditions as of the time of the Closing, except those which are waived in writing by Buyer:

(a)
The representations and warranties set forth in Article IV hereof shall be true and complete as of the time of the Closing, except to the extent that the failure of such representations and warranties to be true and correct does not, or would not reasonably be expected to, constitute a Material Adverse Change.
(b)
Seller shall have complied in all material respects with the agreements and covenants of Seller set forth in Article VI hereof.
(c)
Seller’s Closing Documents referred to in Article X of this Agreement which are required to be delivered, shall be delivered or executed and delivered, as the case may be, to Buyer at Closing.

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Section 7.02. Failure of Condition. If any of the conditions set forth in Section 7.01 hereof have not been satisfied as of the time of the Closing, then Buyer may terminate this Agreement by written notice delivered to Seller, whereupon Buyer shall be relieved of all liability hereunder; or Buyer may waive the unsatisfied condition or conditions and proceed with the Closing. Buyer’s waiver of any unsatisfied condition of the Closing shall not constitute a waiver by Buyer of any other condition or any right or remedy to which Buyer may be entitled.

ARTICLE VIII

SELLER’S CONDITIONS OF CLOSING

Section 8.01. Conditions. The obligations of Seller hereunder are subject to the satisfaction of all of the following conditions as of the time of the Closing, except those which are waived in writing by Seller:

(a)
The representations and warranties set forth in Article V hereof shall be true and complete as of the time of the Closing;
(b)
All documents referred to in Article X of this Agreement which are required to be delivered to Seller, shall be executed and delivered to Seller at the Closing.
(c)
The delivery of the Purchase Price in accordance with Section 3.01.
(d)
Buyer shall have and shall maintain all Healthcare Program Enrollments (as defined in Section 12.04(a)) necessary to operate the Business and to participate as a supplier in the Medicare and Medicaid programs and all other applicable federal and state healthcare programs, effective as of the Closing Date.
(e)
Send the form of letter attached to this Agreement as Exhibit 8.01(e) to all its active patients regarding the asset sale prior to the Closing Date.

Section 8.02. Failure of Condition. If any of the conditions set forth in Section 8.01 hereof have not been satisfied as of the time of the Closing, then Seller may terminate this Agreement by written notice delivered to Buyer, in which event Seller shall be relieved of all liability hereunder; or Seller may waive the unsatisfied condition or conditions and proceed with the Closing. Seller’s waiver of any unsatisfied condition of the Closing shall not constitute a waiver by Seller of any other right or remedy to which Seller may be entitled.

ARTICLE IX

EMPLOYMENT AND RELATED MATTERS

Section 9.01. Employees Generally. Sellers shall pay all of its employees’ wages, salary, compensation, benefits, severance, accrued vacation, accrued sick leave and social security and withholding taxes due and payable through the Closing Date. No later than ten (10) business days prior to the Closing Date, Buyer shall make offers of employment, effective as of the Closing Date and on terms and conditions substantially comparable in the aggregate to those provided by Seller immediately prior to the Closing, to employees as it determines (each such employee who accepts such offer, a “Transferred Employee”). Employees hired by Buyer shall be subject to Buyer’s

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employment-related policies and procedures. To the extent Buyer employs any of Seller’s employees on or after the Closing Date, Buyer shall be responsible for only those obligations accruing after the Closing Date. Sellers shall remain solely responsible for any and all employee-related Liabilities, including but not limited to, wages, salary, compensation, benefits, social security and withholding taxes, workmen’s compensation benefits, and employment related litigation filings, claims or complaints that arise after the Closing Date but which relate in any manner to the status of those individuals as Seller’s employees prior to the Closing Date. Seller shall provide any notices required under the Worker Adjustment and Retraining Notification Act, 29 U.S.C. §§ 2101 et seq., and any comparable state or local law (collectively, “WARN”). Seller shall be responsible for any WARN obligations arising from employment losses occurring prior to the Closing Date that are attributable to Seller’s actions. Buyer shall be responsible for, and shall indemnify and hold harmless Seller from and against, any WARN obligations arising from (i) Buyer’s termination of any Transferred Employee on or after the Closing Date, or (ii) any other employment losses occurring on or after the Closing Date attributable to Buyer’s actions or omissions.

ARTICLE X

CLOSING

Section 10.01. The Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place on November 2, 2026 (the “Closing Date”), or at such other time and place as mutually agreeable to the Parties. The Transferred Assets shall be conveyed to Buyer free and clear of all debts, security interests and other third party interests, liens and encumbrances on the Closing Date. The Parties expressly acknowledge and agree that this Agreement, as well as any other document to be executed at the Closing, may be transmitted electronically or by facsimile for execution and that an electronic copy or facsimile copy of the signature of any Party shall be a valid, binding and enforceable signature of that party as if it were an original signature of that party.

Section 10.02. Seller’s Deliveries. At the Closing, Seller shall deliver, execute and deliver, or cause to be executed and delivered, as applicable, to Buyer the following documents and items:

(a)
an assignment and a bill of sale for the Assets, in the form attached hereto as Exhibit 10.02(a)(the “Bill of Sale”);
(b)
a Certificate of Good Standing issued by the Office of the Secretary of State of Delaware, certifying that Seller is a corporation and in good standing;
(c)
possession of the Transferred Assets and any necessary keys, codes, instruction manuals or similar items intrinsic to the use of the Transferred Assets; and
(d)
such other documents or instruments of transfer as Buyer may reasonably request.

Section 10.03. Buyer’s Deliveries. At Closing, Buyer shall countersign the documents referred to in Section 10.02 which require Buyer’s countersignature and shall deliver, execute and deliver, or cause to be delivered, the Purchase Price described in Section 3.01.

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ARTICLE XI

SALES AND OTHER TAXES; PRORATIONS

Section 11.01. Sales and Other Taxes. Any transfer, documentary, sales, use, excise, and/or similar Taxes and related fees or other charges imposed upon, as an incident to, or as a result of the conveyance and transfer of the Transferred Assets contemplated by this Agreement shall be paid by Seller, except as otherwise expressly provided in this Agreement.

Section 11.02. Prorations. The following items shall be prorated as of the Closing. In the event that such amounts cannot be accurately determined as of the Closing, they shall be estimated and adjusted as promptly as practicable thereafter but in no event later than thirty (30) days after the Closing.

(a)
All state, county, city, school, sales, ad valorem and other local real and personal property taxes and assessments relating to or assessed against the Transferred Assets or the Business shall be prorated as of the Closing such that Buyer receives a credit for all unpaid Taxes relating to the period prior to the Closing regardless of when such Taxes are assessed or become a lien against the Assets or the Business.
(b)
Seller shall receive a credit from Buyer for all Taxes already paid but which are related to a period subsequent to Closing, regardless of when such Taxes are assessed or become a lien against the Transferred Assets or the Business.

ARTICLE XII

OTHER AGREEMENTS; COVENANTS

Section 12.01. Records. To the extent required by all applicable laws, rules and regulations, Seller shall be responsible for the maintenance and storage of the Records of the Business accumulated by Seller prior to the Closing Date. To the extent required by all applicable laws, rules and regulations, Buyer shall be responsible for the maintenance and storage of the Records of the Business turned over to Buyer at Closing or accumulated by Buyer after the Closing Date.

Section 12.02. Compliance with Laws. The Parties agree to carry out the provisions of this Agreement in full compliance with applicable federal and state law governing the provision of health care services, including but not limited to Medicare, Medicaid and licensure laws, and if for any reason this Agreement, or any portion thereof, is determined to be inconsistent with applicable law, the Parties hereto are relieved of all obligations to perform under the Agreement.

Section 12.03. Non-Competition.

(a)
In consideration for the mutual covenants provided for and the Purchase Price paid or conveyed to Seller and pursuant to the transactions contemplated in this Agreement, Seller agrees that, during the period commencing on the Closing Date and ending on the [***] anniversary of the Closing Date, Seller shall not and shall cause its representatives not to, engage in the Restricted Business in the Territory. Notwithstanding the foregoing, Seller may own, directly or indirectly, solely as an investment, securities of any Person traded on any national

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securities exchange if Seller is not a controlling Person of, or a member of a group which controls, such Person and does not, directly or indirectly, own five percent (5%) or more of any class of securities of such Person.

(b)
Notwithstanding the foregoing, it shall not be a breach of the covenants contained in this Section 12.03 for Seller to continue to engage in, manage, control, operate, participate in, consult with, and/or render services in connection with any of the other existing businesses (other than the Business) of Seller as of the Closing Date.

Section 12.04. Healthcare Regulatory Matters.

(a)
Buyer Regulatory Qualification. Prior to the Closing Date, Buyer shall obtain and maintain all licenses, permits, certifications, supplier numbers, and enrollments necessary to operate the Business and to participate as a supplier in the Medicare and Medicaid programs and all other applicable federal and state healthcare programs (collectively, “Healthcare Program Enrollments”).
(b)
Buyer Patient Servicing Obligation. From and after the Closing, Buyer shall use commercially reasonable efforts to continue to provide ongoing necessary services to Seller’s patients who are transitioned to Buyer in connection with the transactions contemplated by this Agreement, in accordance with applicable laws, regulations, and the terms of this Agreement.
(c)
HIPAA Compliance. With respect to any Protected Health Information (as defined in 45 C.F.R. § 160.103) included in the Records or otherwise transferred to Buyer in connection with the transactions contemplated hereby, the Parties shall comply with all applicable requirements of the Health Insurance Portability and Accountability Act of 1996 and its implementing regulations, as amended (collectively, “HIPAA”). To the extent required by HIPAA, the Parties shall enter into a business associate agreement in a form reasonably satisfactory to both Parties prior to or contemporaneously with the Closing.
(d)
Anti-Kickback and Stark Compliance. The Parties acknowledge that the transactions contemplated by this Agreement, including any ancillary agreements, are intended to comply with all applicable federal and state healthcare laws, including the federal Anti-Kickback Statute (42 U.S.C. § 1320a-7b(b)), the Stark Law (42 U.S.C. § 1395nn), and any comparable state laws. The Purchase Price and all other consideration exchanged between the Parties have been determined through arms-length negotiations and reflect fair market value. No portion of the Purchase Price or any other consideration is intended as, or shall be construed as, an inducement or reward for the referral of patients or healthcare business.

Section 12.05. Other Post-Closing Matters. Seller shall maintain all proper licenses in Seller’s record management system for the length of the transition (i.e., 6 months post-Closing). Seller shall complete all appropriate sections of Form CMS 855 (and PECOS) necessary to terminate Seller’s status as a provider of all oxygen products (and deliver a draft copy of such Form to Buyer) within 30 days after the Closing Date (with an effective date of the Closing Date) and thereafter timely file the completed Form CMS 855 and promptly respond to any inquiries relating thereto from CMS or its designee.

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ARTICLE XIII

SURVIVAL; INDEMNIFICATION

Section 13.01. Indemnification of Buyer. Seller shall defend, indemnify and save harmless Buyer and its directors, officers, employees, Affiliates, agents, representatives and assigns from and against any claims, demands, actions, causes of action, damage, loss, costs, liability or expense (collectively “Claims”) which may be brought or commenced after the Closing Date against Buyer or its representatives and/or which any of them may suffer or incur as a result of, in respect of, or arising out of (i) the acts, omissions, or other conduct of Seller occurring or arising prior to Closing, with respect to the operation of the Business and/or ownership of the Transferred Assets, (ii) the material inaccuracy of any representation or warranty made by Seller in this Agreement or any agreement executed in connection herewith, (iii) the failure of Seller to comply with any covenants or other commitments made in this Agreement or any agreement executed in connection herewith, (iv) any third-party claims (including claims by Medicare or Medicaid) in respect of the Business or the Transferred Assets or involving the operation of the Business, relating to or arising prior to the Closing, or (v) any liability to any employee of the Business resulting from such employee’s employment with Seller prior to the Closing, or Seller’s failure to retain or continue employing such employee in connection with the transactions contemplated hereby, but excluding any liability arising from Buyer’s hiring process, or employment or termination of such employee following the Closing.

Section 13.02. Indemnification of Seller. Buyer shall defend, indemnify and save harmless Seller and its representatives from and against any Claims which may be brought or commenced after the Closing Date against Seller or its representatives and/or which any of them may suffer or incur as a result of, in respect of, or arising out of (i) the acts, omissions, or other conduct of Buyer occurring or arising after the Closing, with respect to the operation of the Business and/or ownership of the Transferred Assets, (ii) the material inaccuracy of any representation or warranty made by Buyer in this Agreement or any agreement executed in connection herewith, (iii) the failure of Buyer to comply with any covenants or other commitments made in this Agreement or any agreement executed in connection herewith, or (iv) any and all claims, suits, causes of action, or other liabilities of any kind from any person or entity in relation to the Transferred Assets that arise or occur after the Closing Date.

Section 13.03. Method for Claiming Indemnification.

(a)
Notice. The indemnified party shall give written notice of any Claims to the indemnifying party within thirty (30) days following receipt of the indemnified party’s notice of the Claim, specifying in reasonable detail the nature and extent of such Claim. The failure of the indemnified party to give timely notice hereunder shall not relieve the indemnifying party of its indemnification obligations except to the extent that the indemnifying party is actually and materially prejudiced by such failure.
(b)
Procedure, Third Party Claims. The indemnified party shall permit the indemnifying party to assume the defense of any such Claim or any litigation resulting therefrom, and the indemnified party may participate in such defense at the indemnified party’s expense. Both

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the indemnifying party and the indemnified party have the right under this Agreement to retain independent counsel of their choosing to advise and defend against any Claims. If the indemnifying party does not elect to assume control or otherwise participate in the defense of any third-party Claim, it shall be bound by the results obtained by the indemnified party with respect to such Claim. The indemnifying party in the defense of any such Claim or litigation shall not, except with the consent of the indemnified party, which consent shall not be unreasonably withheld, consent to entry of any judgment or enter into any settlement unless (i) there is no finding or admission of any violation of law or any violation of the rights of any Person; (ii) the sole relief provided is monetary damages that are paid in full by the indemnifying party; or (iii) the indemnified party shall have no liability with respect to any compromise or settlement of such third party Claims effected without its consent.

(c)
Duty to Cooperate. With respect to any third-party Claims subject to indemnification under this Agreement: (i) both the indemnified party and the indemnifying party shall keep each other fully informed of the status of such third-party Claim and any related proceedings at all stages thereof, and (ii) the Parties agree (each at its own expense) to render to each other such assistance as they may reasonably require and to cooperate in good faith in order to ensure the proper and adequate defense of any third party Claim.
(d)
Direct Claims. With respect to Claims solely between the Parties made under this Agreement, following the receipt of notice from the indemnified party of a Claim, the indemnifying party shall have thirty (30) days to investigate the Claim as the indemnifying party deems necessary or desirable. The indemnified party agrees to make available to the indemnifying Party and/or its authorized representatives the information relied upon by the indemnified party to substantiate the Claim. If the Parties agree to the validity and amount of such Claim at or prior to the expiration of the thirty-day period (or any mutually agreed upon extension thereof), the indemnifying party shall immediately pay to the indemnified party the full amount of the Claim or make arrangements to pay the full amount of the Claim pursuant to a mutually agreed-upon payment schedule. If the Parties do not agree to the validity and amount of such Claim within the thirty-day period (or any mutually agreed upon extension thereof), the Parties may seek appropriate remedies at law or equity, provided that the Parties submit any claim or dispute to non-binding mediation, which shall be heard by a mutually agreed upon mediator, with each Party to split the cost of such mediation.

Section 13.04. Exclusive Remedy. Except (a) in the case of fraud or intentional misrepresentation, (b) for claims seeking specific performance, injunctive relief or other equitable remedies, (c) for claims arising under any ancillary agreement that expressly provides for remedies other than indemnification, and (d) as otherwise expressly provided in this Agreement, from and after the Closing, the indemnification provisions set forth in this Article XIII shall constitute the sole and exclusive remedy of the Parties for any breach of any representation, warranty, covenant or agreement contained in this Agreement or otherwise arising out of or relating to this Agreement or the transactions contemplated hereby. No Party shall have any other right or remedy against any other Party or any of its Affiliates, directors, officers, employees, agents or representatives in respect of any such breach or matter, whether arising under contract, tort, statute or otherwise, except as expressly provided herein. The foregoing exclusive remedy limitation shall not be deemed to supersede, modify or limit any other rights or remedies available to either Party under

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this Agreement, including rights to specific performance, equitable relief, or any other remedy expressly preserved herein.

Section 13.05. Limitations.

(a)
The Parties shall not be entitled to indemnification under the provisions of this Article XIII unless and until the claims subject to indemnification exceed in the aggregate an amount equal to [***] of the Purchase Price (the “Basket”); provided, however, that the foregoing limitation shall not apply to claims arising from breaches of the representations and warranties set forth in Sections 4.01 (Organization and Authorization), 4.02 (Authority and Validity), and 4.04(Title to Assets) (collectively, the “Fundamental Representations”). If the claims subject to indemnification exceed the Basket, the indemnifying Party will be liable for all claims in excess of the Basket.
(b)
Notwithstanding anything to the contrary in this Agreement, the aggregate liability of the Parties for claims of indemnification made pursuant to this Article XIII shall not exceed an amount equal to [***] of the Purchase Price (the “Cap”); provided, however, that the aggregate liability of a Party for claims arising from breaches of the Fundamental Representations shall not exceed the Purchase Price. The Cap shall not apply in the event a claim is made for fraud, gross negligence or criminal acts.

Section 13.06. Survival. The representations and warranties of the Parties contained in this Agreement shall survive the Closing for a period of eighteen (18) months following the Closing Date; provided, however, that (a) the Fundamental Representations shall survive for a period of thirty-six (36) months following the Closing Date, and (b) no survival limitation shall apply to claims arising from fraud or intentional misrepresentation. The covenants and agreements of the Parties contained in this Agreement that by their terms are to be performed after the Closing shall survive the Closing until fully performed in accordance with their terms. No claim for indemnification under this Article XIII may be asserted after the expiration of the applicable survival period, except that any claim for which notice has been given in accordance with Section 13.03 prior to the expiration of the applicable survival period shall survive until final resolution thereof.

ARTICLE XIV

TERMINATION

Section 14.01. Termination. This Agreement may be terminated at any time prior to the Closing Date:

(a)
by mutual consent of Buyer and Seller;
(b)
by Buyer (provided that Buyer is not then in material breach of any representation, warranty, covenant or other agreement contained herein), if there has been a material breach by Seller of any of its representations, warranties, covenants or agreements contained in this Agreement, or any such representation and warranty shall have become untrue in any material respect, and such breach or untruth has not been cured within thirty (30) days after Buyer delivers written notice to Seller specifying the breach or untruth in reasonable detail;

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(c)
by Seller (provided that Seller is not then in material breach of any representation, warranty, covenant or other agreement contained herein), if there has been a material breach by Buyer of any of its representations, warranties, covenants or agreements contained in this Agreement, or any such representation and warranty shall have become untrue in any material respect, and such breach or untruth has not been cured within thirty (30) days after Seller delivers written notice to Buyer specifying the breach or untruth in reasonable detail; or
(d)
by either Buyer or Seller in the event of any decree, permanent injunction, judgment, order or other action by any court of competent jurisdiction or any Governmental Authority preventing or prohibiting consummation of the transfer of the Transferred Assets.

Section 14.02. Effect of Termination. In the event of the termination of this Agreement by either Seller or Buyer pursuant to Section 14.01, this Agreement shall forthwith become void, there shall be no liability under this Agreement on the part of Buyer, Seller or any party claiming by or through any of them (except for any liability of any party then in breach); provided, however, that Section 6.02 (Confidentiality), Section 15.02(Expenses), Section 15.09 (Governing Law) and this Section 14.02shall survive any termination of this Agreement.

ARTICLE XV

MISCELLANEOUS

Section 15.01. Notices. All notices, waivers, statements and other communications required or permitted to be given hereunder shall be in writing and shall be deemed to have been effectively given when (i) personally delivered or (ii) when deposited in the United States mail, postage prepaid, registered or certified, addressed to the respective parties at the following addresses or at such other address as has been designated in writing by either party in accordance with this Agreement: or (iii) sent by telecopier or email so long as the sender does not receive an automatic reply from the recipient’s email server indicating that the recipient did not receive such email.

Seller: Inogen, Inc.

500 Cummings Center, Suite 2800

Beverly, MA 01915

Attn: Kevin P. Smith, Executive Vice President

Email: [***]

with copy to: Brown & Fortunato, P.C.

905 S. Fillmore, Suite 400

Amarillo, TX 79101

Attn: Tom Knapp

Fax: [***]

Email: [***]

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Buyer: Rotech Healthcare Inc.

6251 Chancellor Drive

Ste 119

Orlando, Florida 32809

Attn: Legal Dept

Email: [***]

Section 15.02. Expenses. All costs and expenses incurred by Buyer in connection with this Agreement and the transactions contemplated hereby shall be paid by Buyer. All costs and expenses incurred by Seller in connection with this Agreement and the transactions contemplated hereby shall be paid by Seller.

Section 15.03. Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 15.04. Severability. If any term or other provision of this Agreement is found to be invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

Section 15.05. Entire Agreement. This Agreement and the other documents executed in connection with this Agreement, including any Exhibits, Schedules or addenda identified and incorporated by reference herein or therein, constitute the entire agreement between the Parties and contains all the agreements between the Parties. No oral statements or prior written statement not specifically incorporated herein shall be of any force and effect. The Parties expressly acknowledge that, in entering into and executing this Agreement, the Parties rely solely upon the representations and agreements contained in this Agreement and no others.

Section 15.06. Assignment. Neither Party hereto may assign all or any part of its interest, obligations or rights under this Agreement to any person or entity without the prior written consent of the other Party hereto; provided, however, that Buyer may not assign this Agreement, or delegate any of its obligations hereunder (including the obligation to pay the Installment Payments), to any Person without Seller’s prior written consent.

Section 15.07. Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each Party hereto and their respective heirs, legal representatives, successors and assigns, and nothing in this Agreement, express or implied, other than as expressly set forth herein is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

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Section 15.08. Presumption Waiver. Each Party waives the presumption that this Agreement is presumed to be in favor of the party which did not prepare it, in case of a dispute as to interpretation.

Section 15.09. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, without regard to its principles of conflicts-of-law or choice-of-law.

Section 15.10. Independent Counsel. Each Party acknowledges that they have had the opportunity to be represented by separate and independent counsel in the negotiation of this Agreement, that such respective attorney, if any, was of their own choosing, and that they have read this Agreement and understand the legal consequences.

Section 15.11. Attorney’s Fees. If any action at law or in equity, including an action for declaratory relief, is brought to enforce or interpret the provisions of this Agreement, each party shall pay their own reasonable attorney’s fees.

Section 15.12. Counterparts. This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. A signature transmitted by facsimile or emailed scan shall be treated as an original signature for all purposes.

Section 15.13. Amendment. This Agreement may be amended by the mutual agreement of Seller and Buyer. This Agreement may not be amended except by an instrument in writing signed by the Parties hereto.

Section 15.14. Waiver. At any time prior to the Closing Date, any Party may (a) extend the time for the performance of any of the obligations or other acts of the other Party hereto, (b) waive any inaccuracies in the representations and warranties of the other Party contained herein or in any document delivered pursuant hereto and (c) waive compliance by the other Party with any of the agreements or conditions contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the Party or Parties to be bound thereby, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

Section 15.15. Publicity. Neither the Seller nor Buyer shall issue any press release, publicity statement or other public notice relating to this Agreement, or the transactions contemplated by this Agreement, without the other Party’s prior written consent.

Section 15.16. Additional Assurances. Except as may be expressly provided to the contrary by this Agreement, the provisions of this Agreement shall be self-operative and shall not require further agreement by the Parties. Provided, however, that at the request of either Party, the other Party shall execute such additional instruments and take such additional acts as are reasonable and as may be deemed necessary or desirable to effectuate the terms of this Agreement.

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Section 15.17. Construction. Unless the context of this Agreement otherwise clearly requires, (a) references to the plural include the singular, and references to the singular include the plural, (b) references to any gender include the other genders, (c) the words “include,” “includes” and “including” do not limit the preceding terms or words and shall be deemed to be followed by the words “without limitation”, (d) the terms “hereof”, “herein”, “hereunder”, “hereto” and similar terms in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement, (e) the terms “day” and “days,” if not capitalized, mean and refer to calendar day(s) and (f) the terms “year” and “years” mean and refer to calendar year(s). Unless otherwise set forth herein, references in this Agreement to any document, instrument or agreement (including this Agreement) (A) includes and incorporates all exhibits, schedules and other attachments thereto, (B) includes all documents, instruments or agreements issued or executed in replacement thereof and (C) means such document, instrument or agreement, or replacement or predecessor thereto, as amended, modified or supplemented from time to time in accordance with its terms and in effect at any given time. All Article, Section, Exhibit and Schedule references herein are to Articles, Sections, Exhibits and Schedules of this Agreement, unless otherwise specified.

[SIGNATURE PAGE FOLLOWS]

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The Parties have executed this Asset Purchase Agreement as of the Effective Date.

SELLER:

INOGEN, INC.

By: /s/ Kevin Smith______________________

Kevin Smith, President & Chief Executive Officer

BUYER:

ROTECH HEALTHCARE INC.

By: /s/ Robin Menchen

Robin Menchen, Chief Executive Officer

SIGNATURE PAGE TO ASSET PURCHASE AGREEMENT

INDEX OF EXHIBITS and SCHEDULES

Exhibit Description

1.01.................Definitions

8.01(e).............Form of Patient Letter

10.02(a)...........Bill of Sale

Schedule.........Description

2.01(a).............On-Rent Inventory

2.01(b).............On-Hand Inventory

3.01..................Per-Unit Pricing and Installment Payment Schedule

INDEX OF EXHIBITS AND SCHEDULES TO ASSET PURCHASE AGREEMENT Solo Page

Exhibit 1.01 - Definitions

A. The terms defined in this Exhibit 1.01 shall, for all purposes of this Agreement, have the meanings herein specified:

“Affiliate” shall have the meaning assigned thereto in Rule 12b-2 under the Securities Exchange Act of 1934, as amended.

“Code” means the Internal Revenue Code of 1986, as amended.

“Contracts” means all legally binding agreements, contracts, leases and subleases, purchase orders, tenders, arrangements, commitments and licenses to which Seller is a party, whether oral or written (including any amendments and other modifications thereto).

“Governmental Authority” means any federal, state or local or foreign government or any court, administrative, arbitrative or regulatory agency or commission or other governmental authority or agency, domestic or foreign.

“Intellectual Property” means all intellectual property and industrial property rights and assets, and all rights, interests and protections that are associated with, similar to, or required for the exercise of, any of the foregoing, however arising, pursuant to the Laws of any jurisdiction throughout the world, whether registered or unregistered, including any and all: (a) trademarks, service marks, trade names, brand names, logos, trade dress, design rights and other similar designations of source, sponsorship, association or origin, together with the goodwill connected with the use of and symbolized by, and all registrations, applications and renewals for, any of the foregoing; (b) internet domain names, whether or not trademarks, registered in any top-level domain by any authorized private registrar or Governmental Authority, web addresses, web pages, websites and related content, accounts with Twitter (“X”), Facebook and other social media companies and the content found thereon and related thereto, and URLs; (c) works of authorship, expressions, designs and design registrations, whether or not copyrightable, including copyrights, author, performer, moral and neighboring rights, and all registrations, applications for registration and renewals of such copyrights; (d) inventions, discoveries, trade secrets, business and technical information and know-how, databases, data collections and other confidential and proprietary information and all rights therein; (e) patents (including all reissues, divisionals, provisionals, continuations and continuations-in-part, re-examinations, renewals, substitutions and extensions thereof), patent applications, and other patent rights and any other Governmental Authority-issued indicia of invention ownership (including inventor’s certificates, petty patents and patent utility models); and (f) software and firmware, including data files, source code, object code, application programming interfaces, architecture, files, records, schematics, computerized databases and other related specifications and documentation.

“Knowledge” of a Party shall mean to such Party’s actual knowledge without an independent investigation or inquiry, and in the case of knowledge of Seller shall mean the actual knowledge of Kevin P. Smith, Executive Vice President.

“Law” means any statute, law, ordinance, regulation, rule, code, order,

EXHIBIT 1.01 TO ASSET PURCHASE AGREEMENT Page 1 of 3

constitution, treaty, common law, judgment, decree, other requirement or rule of law of any Governmental Authority.

“Liability” means any liability, obligation or commitments of any nature whatsoever, asserted or unasserted, known or unknown, absolute or contingent, accrued or unaccrued, matured or unmatured or otherwise.

“Material Adverse Change” means (a) with respect to the Business, any event, change or effect that has occurred or is expected to occur (when taken together with all other events, changes or effects that have occurred) that is, or is reasonably likely to be, materially adverse to the financial condition, or results of operations of the Business and (b) with respect to a Party, any event, change or effect that has occurred or is expected to occur that (when taken together with all other events, changes or effects that have occurred) is likely to prevent or materially delay the performance of a Party under this Agreement or the transactions contemplated hereby.

“On-Hand Inventory” means certain assets of the Business existing on hand at Seller’s offices on the Closing Date, that are (i) held for rent, or (ii) used in connection with the rental of other Acquired Assets as detailed on Schedule 2.01(b). Seller represents that all On-Handand On-Rent Inventory that is a finished product is patient ready, meaning that equipment is ready to be utilized by other patients immediately upon sale.

“On-Rent Inventory” means all of Seller’s oxygen, oxygen systems (including stationary and portable oxygen concentrators), and related disposables that are in the possession of, and for use by, Seller’s patients serviced by the Business, as detailed in Schedule 2.01(a).

“Person” means an individual, a sole proprietorship, a partnership, a corporation, an association, an institution, a joint stock company, a limited liability company, a trust, a joint venture, an unincorporated organization, or a Governmental Authority or any other legal entity.

“Restricted Business” means the business of providing portable and stationary oxygen concentrators and related supplies and accessories, to patients as part of a durable medical equipment business for home respiratory therapy through Medicare, Medicaid, or other private insurance payor processes in the United States of America; provided, however, that Restricted Business shall not include (a) the manufacture or sale of oxygen concentrators or other respiratory products to distributors, home medical equipment providers, or other resellers, (b) the direct-to-consumer sale of oxygen concentrators and related products and accessories, (c) the sale, marketing, or servicing of Simeox or other airway clearance devices and related products and accessories through a durable medical equipment model through Medicare, Medicaid, or other third party private or governmental payor processes, (d) any business conducted by Seller outside the United States, or (e) any other business of Seller as of the Closing Date that is not part of the Business.

“Seller Transaction Expenses” means any and all expenses incurred by Seller in connection with the transactions contemplated by this Agreement, including, but not limited to, all

EXHIBIT 1.01 TO ASSET PURCHASE AGREEMENT Page 2 of 3

legal fees, accounting fees, broker fees and any other advisor fees related to the preparation of this Agreement and the consummation of the transactions contemplated herein.

“Taxes” means all taxes, assessments, charges, duties, fees, levies or other governmental charges (including interest, penalties or additions associated therewith), including income, franchise, capital stock, real property, personal property, tangible, withholding, employment, payroll, social security, FICA, unemployment compensation, disability, transfer, sales, use, excise, gross receipts, value-added and all other taxes of any kind imposed by any Governmental Authority, whether disputed or not, and any charges, interest or penalties imposed or that may be imposed thereon by any Governmental Authority.

“Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Territory” means the United States of America.

EXHIBIT 1.01 TO ASSET PURCHASE AGREEMENT Page 3 of 3

Exhibit 8.01(e) – Form of Patient Letter

[***]

EXHIBIT 8.01(e) TO ASSET PURCHASE AGREEMENT

Exhibit 10.02(a) – Bill of Sale

[***]

EXHIBIT 10.02(a) TO ASSET PURCHASE AGREEMENT Page 1 of 2

Schedule 2.01(a) – On-Rent Inventory

[***]

EXHIBIT 2.01(a) TO ASSET PURCHASE AGREEMENT

Schedule 2.01(b) – On-Hand Inventory

[***]

EXHIBIT 2.01(b) TO ASSET PURCHASE AGREEMENT

Schedule 3.01 – Per-Unit Pricing and Installment Payment Schedule

[***]

EXHIBIT 3.01 TO ASSET PURCHASE AGREEMENT